EXHIBIT 10.2

THIRD AMENDMENT AGREEMENT

Synthetic American Fuel Enterprises II, LLC

This Third Amendment Agreement (“Third Amendment”) is made and entered into as of October 6, 2004, by and among Synthetic American Fuel Enterprises Holdings, Inc. (“Holdings”), Marriott Hotel Services, Inc. (“MHSI”) and Serratus LLC (“Buyer”).

W I T N E S S E T H:

WHEREAS, Holdings, MHSI and Buyer entered into an Agreement for Purchase of Membership Interest in Synthetic American Fuel Enterprises II, LLC (the “Company”) dated as of January 28, 2003, as amended by Amendment Agreement dated as of June 20, 2003 (the “Purchase Agreement”);

WHEREAS, Holdings, MHSI and Buyer entered into an Amended and Restated Limited Liability Company Agreement of the Company dated as of January 28, 2003, as amended by Amendment Agreement dated as of June 20, 2003, and Second Amendment Agreement dated as of September 3, 2004, (the “LLC Agreement”); and

WHEREAS, the parties desire to amend the LLC Agreement and the Purchase Agreement as provided herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

AMENDMENTS TO LLC AGREEMENT

Section 1.1 Defined Terms.

Section 1.1.1 Amended Definitions. The following definitions in Section 1.1 of the LLC Agreement are hereby amended as follows:

(a) The definition of “Purchase Agreement” is deleted in its entirety and replaced with the following:

“Purchase Agreement” means the Agreement for Purchase of Membership Interest among MHSI, Holdings and Buyer dated as of January 28, 2003, as amended from time to time.

(b) The definition of “Sharing Ratio” is deleted in its entirety and replaced with the following:

“Sharing Ratio” means (i) for the period from the Closing Date through December 31, 2003, 8.9% for MHSI, 1.1% for Holdings, and 90.0% for

Buyer; (ii) for the period from October 1, 2004 through December 31, 2004 (or the date of a Successful Resolution, if earlier), 90.44% for MHSI, 1.1% for Holdings, and 8.46% for Buyer; (iii) in the event there has not been a Successful Resolution prior to January 1, 2005, for the period from January 1, 2005 through March 31, 2005 (or the date of a Successful Resolution, if earlier), 97.9% for MHSI, 1.1% for Holdings, and 1.0% for Buyer; and (iv) for all other periods, 48.8% for MHSI, 1.1% for Holdings and 50.1% for Buyer; provided, however, that if in any Quarter, the Administrative Member proposes to produce less than 1,350,000 tons of synthetic fuel, then the Members shall discuss in good faith an appropriate change in the Sharing Ratio for that Quarter.

(c) The definition of “Tax Event” is amended by inserting the following sentence at the end thereof:

“In addition, a Tax Event shall be deemed to occur upon the expiration of the 60th day after receipt by the Company of a Notice of Proposed Adjustment (Form 5701) or other official form stating that the IRS proposes to disallow 50 percent or more of the Tax Credits claimed during the period covered by the audit, provided that such notice or form is then still outstanding and has not been withdrawn or amended such that it no longer proposes the disallowance of 50 percent or more of such credits; provided, however, that neither the Notice of Proposed Adjustment that the Company already received on a Form 5701 dated June 18, 2004 nor any other Notice of Proposed Adjustment or similar form arising from or in connection with the PSF Audit that the IRS issues on or prior to the earlier of (x) March 31, 2005 or (y) a Successful Resolution will be treated as a Tax Event under this sentence.”

Section 1.1.2 Additional Definitions. The following definitions are hereby added to Section 1.1 of the LLC Agreement:

“PSF Audit” means the Internal Revenue Service audit of the Company (then named PacifiCorp Syn Fuel, LLC) for its taxable years ending December 31, 1999, March 31, 2000 and March 31, 2001.

“Successful Resolution” means any of the following actions with respect to the PSF Audit: (i) the issuance of a technical advice memorandum, the issuance of a decision by the IRS Office of Appeals, the entry into a closing agreement by the IRS, or a similar written determination by the IRS that concludes at least two of the Company’s synthetic fuel facilities were placed in service on or before June 30, 1998 and that does not deny at least 50% of the Tax Credits originally reported by the Company for the period covered by the PSF Audit on other grounds; or (ii) the issuance with respect to the PSF Audit of a revised Form 886-A or Summary Report or the withdrawal by the IRS in writing of its Summary Report and Notice of Proposed Adjustment with the result that the IRS is no longer proposing to disallow at least 50% of the Tax Credits originally reported by the Company for the period covered by the PSF Audit.

Section 1.2 Amendments to Section 8.3.

(a) Section 8.3(a)(xii) of the LLC Agreement is deleted in its entirety and replaced with the following:

“(xii) Shutting down any of the Facilities; except that after either (A) any announcement by the IRS that the Tax Credits are or were subject to a reduction of more than 50% under Section 29(b)(1) of the Code, thereafter and until any subsequent IRS announcement that the Tax Credits have been fully restored, or (B) the issuance by the IRS of a technical advice memorandum or decision by the IRS Office of Appeals that the output from one or more of the Facilities does not qualify for Tax Credits, thereafter and until any subsequent decision by the IRS or a court of competent jurisdiction reversing such determination, the continued operation of the affected Facility or Facilities shall require consent of Members holding at least 60% of the Membership Interests as provided in the final paragraph of this Section 8.3(a);”

(b) Section 8.3 of the LLC Agreement is amended by inserting the following new paragraph (c) at the end thereof:

“(c) Notwithstanding any other provision of this Section 8.3, in the event that the continued operation of any Facility would require the consent of Members holding at least 60% of the Membership Interests pursuant to Section 8.3(a)(xii)(B), the Members will promptly consult in good faith and attempt to reach a mutually satisfactory agreement with respect to the continued operation of such Facility. In the event the Members are unable to reach a mutually satisfactory agreement, and MHSI desires to continue to operate such Facility, Buyer agrees to take all necessary steps, including but not limited to approving any necessary or appropriate amendments to this Agreement, to cause and permit the Company to transfer such Facility to an Affiliate of MHSI or to allocate all items of income, gain, credit, deduction and loss relating to the production and sale of synthetic fuel by such Facility to MHSI and Holdings accompanied by a corresponding reduction in Buyer’s obligations related to such Facility from and after the date of such transfer or reallocation.”

Section 1.3 Amendments to Section 10.8(a).

(a) Section 10.8(a) of the LLC Agreement is deleted in its entirely and replaced with the following:

“(a) (i) Upon the occurrence of a Tax Event (other than a Tax Event described in the last sentence of the definition of “Tax Event”), (ii) upon the exercise by Buyer of its right to defer payments for low volume pursuant to Section 2.6 of the Purchase Agreement for the fourth time (the “Fourth Deferral”), (iii) in the event there has not been a Successful Resolution by the close of business on March 31, 2005, or (iv) upon the occurrence of a Tax Event described in the last sentence of the definition of “Tax Event,” Buyer shall have the option, exercisable by delivery of written notice thereof to the Company within 60 days of such Tax Event or Fourth Deferral, in the case of an exercise pursuant to clauses (i), (ii) or (iv), or on or prior to April 30, 2005, in the case of an exercise pursuant to clause (iii), to require the Company to redeem its Membership Interest, in whole but not in part, such redemption to be effective (A) on the later of (x) the 60th day after the occurrence of such Tax Event or Fourth Deferral or (y) the tenth day following receipt of the written notice from Buyer in relation thereto, in the case of an exercise pursuant to clauses (i) or (ii), (B) as of April 1, 2005, in the case of an exercise pursuant to clause (iii), or (C) on the tenth day following receipt of the written notice from Buyer in the case of an exercise pursuant to clause (iv); provided, however, that any redemption hereunder shall be subject to the expiration of any waiting period, if applicable, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, but once such waiting period expires, shall have effect from the date specified in clause (A), (B) or (C), as applicable.”

(b) Section 10.8(c) of the LLC Agreement is hereby amended by inserting the following provision at the end of clause (viii) thereof:

“…; provided, however, that if Buyer exercises the option in paragraph (a) above pursuant to clause (iii) thereof, Buyer shall pay Holdings an amount equal to the excess, if any, of (x) the Applicable Percentage of the Estimated Tax Credits with respect to the period from March 1, 2005 through March 31, 2005, over (y) the capital contributions, if any, made by Buyer, or by Buyer Parent on its behalf, to the Company in respect of such period pursuant to Section 4.1, in lieu of any accrued obligations and liabilities to make any capital contributions to the Company and any further payments of the Purchase Price under the Purchase Agreement for such period.”

Section 1.4 Effect on Capital Accounts. The parties understand and agree that their Capital Accounts as of the date hereof shall not be adjusted as a result of the preceding amendments to the LLC Agreement, since these amendments merely alter the allocation of income and losses among the Members after the date hereof.

ARTICLE II

AMENDMENTS TO PURCHASE AGREEMENT

Section 2.1 Amended Definition. The following definitions in Annex I to the Purchase Agreement are hereby deleted in their entirety and replaced with the following:

“Amended LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Operating Company, dated as of January 28, 2003, by and among Seller, MHSI and Buyer in the form attached as Exhibit I, as amended by the Amendment Agreement, the Second Amendment Agreement dated as of September 3, 2004, by and among Seller, MHSI and Buyer, and the Third Amendment Agreement dated as of October 6, 2004, by and among Seller, MHSI and Buyer.

“SynAmerica I Purchase Agreement” means the Agreement for Purchase of Membership Interest relating to SynAmerica I, dated as of January 28, 2003, by and among Seller, Buyer and MHSI, as amended from time to time.

Section 2.2 Amended Schedule 2.4. Schedule 2.4 (Fixed Deferred Payment Schedule) to the Purchase Agreement is hereby deleted in its entirety and replaced with Schedule 2.4 attached hereto. The parties understand and agree that the effect of the amended schedule is to defer, and amortize over the remaining scheduled payments beginning with the payment for the Quarter beginning June 1, 2005, a portion of the Fixed Deferred Payments otherwise due for the next three Quarters, in recognition of the changes in Sharing Ratios during those periods.

ARTICLE III

MISCELLANEOUS

This Third Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Third Amendment shall be governed by and construed under the laws of the State of New York applicable to contracts executed and performed therein. The Purchase Agreement and the LLC Agreement (including the Exhibits and Schedules thereto), as amended by this Third Amendment, constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof. This Third Amendment may not be changed or modified orally but only by an instrument in writing signed by all the parties, which states that it is an amendment to this Third Amendment. This Third Amendment may be executed in any number of counterparts (including by facsimile), each of which shall for all purposes be and be deemed to be an original, and all of which shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each party hereto has caused this Third Amendment to be signed on its behalf as of the date first above written.

SYNTHETIC AMERICAN FUEL
ENTERPRISES HOLDINGS, INC.

By:	/s/ Kathleen K. Oberg
Name:	Kathleen K. Oberg
Title:	President

MARRIOTT HOTEL SERVICES, INC.

By:	/s/ Kathleen K. Oberg
Name:	Kathleen K. Oberg
Title:	Vice President

SERRATUS LLC

By:	/s/
Name:
Title: